UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Goldman Sachs BDC, Inc.

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On May 3, 2018, Goldman Sachs BDC, Inc. (the “Company”) filed a preliminary proxy statement containing a unanimous recommendation by its board of directors (the “Board”) to approve a proposal (the “Proposal”) that would permit the Company to reduce the asset coverage requirements applicable to the Company under the Investment Company Act of 1940, as amended, from 200% to 150%. Below are excerpts of the script of the earnings call to discuss its financial results for the first quarter ended March 31, 2018 held on May 4, 2018.

◾	Before getting into our first quarter financial results, I’d like to discuss the Small Business Credit Availability Act, which as you are probably aware, was passed into law in late March, and which permits GS BDC to decrease its asset coverage requirement from 200% to 150%. This reduction in the asset coverage requirement is more commonly discussed as an increase in the maximum permitted debt to equity ratio.... from 1:1 to 2:1.

◾	We issued a press release and preliminary proxy statement last night, which describes that we will be seeking stockholder approval at our upcoming annual meeting on June 15th, to permit the Company to avail itself of the increase in leverage permitted by the law.

◾	Importantly, if this proposal is approved by our shareholders, GSAM, the Company’s investment advisor, will reduce its base management fee rate from 1.50% of gross assets, to 1.00% of gross assets, beginning immediately following shareholder approval. The Company’s Board of Directors unanimously recommends that shareholders approve the proposal.

◾	We believe that granting the Company increased balance sheet flexibility by allowing for a wider range of leverage levels,.... together with a significant reduction in the base management fee rate payable by the Company to GSAM, is in the best interest of our shareholders. Our decision to pursue these changes is based on a careful analysis and incorporates feedback from a number of stakeholders.

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Most importantly, we believe that the added balance sheet flexibility will allow us to pursue increased returns on shareholder’s equity.... while also allowing us to invest in lower risk, lower yielding loans. Based on our existing maximum permitted debt to equity ratio, these lower risk, lower yielding loans are currently dilutive to our targeted shareholder returns. We believe greater flexibility in asset selection is strategically important for a permanent capital vehicle such as GS BDC, which will invariably be investing capital through different credit cycles.

◾	Our approach to implementing additional leverage will continue to be rooted in thoughtful risk analysis that considers the magnifying effect that leverage has on asset returns.... I’d like to pause on this point and emphasize that we do not intend to simply add additional leverage across the board to our existing asset mix. Instead, we expect to consider increasing leverage on certain lower risk assets, while leverage levels on other assets may be left unchanged, or even reduced.

◾	An example of how we have done this in the past is the selection of assets and leverage levels in our Senior Credit Fund. As a reminder, our Senior Credit Fund is comprised almost exclusively of lower risk 1st lien loans. Given this asset profile, we have historically levered the Senior Credit Fund’s portfolio at a debt to equity ratio of between 1.5 and 2 to 1. This strategy has performed exceptionally well since inception; the Company has earned approximately a 13% IRR on its investment, with no net realized capital losses and no non-accruals.

◾	As we have described to our shareholders before, our approach to investing is to seek the best risk-adjusted returns in a borrower’s capital structure, based on a fundamental, bottoms up review of the borrower, its business model and its prospects. While this approach will remain unchanged, we expect that over time, our asset mix will shift toward a higher percentage of first lien loans that may have lower yields, but which we believe also carry lower risk. Assuming we are successful in originating these assets, we would expect our leverage level to increase in tandem, though we would also expect to maintain an appropriate cushion relative to the 2:1 statutory limit, consistent with our longstanding risk management policies.

◾	I would also note that as we look over the horizon and think about other market environments that could come to pass in the future, we do not intend to be dogmatic and only pursue lower yielding, lower risk first lien loans. There undoubtedly will be times and issuer specific deals when junior loans with higher yields will offer better risk-adjusted returns. In those environments and situations, we would expect our leverage profile to come down commensurately and reflect the higher asset asset risk we might be assuming.

◾	A reduction in the asset coverage requirement provides benefits in addition to the expansion of the Company’s investment strategy into lower risk, lower yielding assets that I have described. In particular, the Company will have a greater ability to raise capital from sources other than public equity capital markets. This is important in order to capitalize on investment opportunities that present themselves at times when equity capital market conditions might not be favorable. Additionally, the larger capital base resulting from increased leverage is likely to drive even greater deal flow to the Company... as it becomes a more meaningful participant in private debt markets.

◾	Finally, a lower asset coverage requirement gives the Company an enhanced ability to make distributions to shareholders that are required under tax regulations in order to maintain pass-through tax treatment. We believe these are important reasons shareholders should consider when voting on the proposal to reduce the asset coverage requirement.

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While all listed BDCs in the industry now have the potential to increase leverage levels in the manner we are proposing, we believe that GS BDC is uniquely positioned to benefit from this change. First,.... an increase in the debt to equity ratio places more importance on careful risk management. GS BDC benefits from the best-in-class risk infrastructure provided by the Goldman Sachs platform. Second..., the availability and terms of financing become a critical driver of shareholder returns as debt to equity ratios increase. Here, too, GS BDC benefits from the relationships and capital markets expertise of the Goldman Sachs platform, as we seek to optimize financing. Third..., as I mentioned previously, we have a track record of implementing an investment strategy utilizing higher levels of leverage on lower risk, lower yielding assets. This strategy has produced strong shareholder returns as evidenced by the success of our Senior Credit Fund. Taken together, we believe these factors provide significant positive differentiation versus other competitors in the BDC industry. I now want to spend some time discussing the 50 basis point reduction in the base management fee that will be implemented if shareholders approve the proposed decrease in the asset coverage requirement. The Board and GSAM are in strong agreement that shareholders should benefit from the economies of scale that an increase in GSBD’s leverage ratio would provide. In addition, the Board and GSAM considered that borrowing costs may increase as additional leverage is incurred, while asset yields may decline as the Company pursues lower risk first lien assets. In an effort to support the increased returns on equity that are the objective of the proposed increase in leverage, both the Board and GSAM believe a reduction in the base management fee rate is appropriate. The reduction in the base management fee to 1.00% of gross assets will go into effect immediately following shareholder’s approval of the decrease in the asset coverage requirement. The Board and GSAM strongly believe that GSAM is both well aligned and well incentivized to continue pursuing strong returns on shareholder’s equity and accordingly, GSAM’s incentive fee structure will not be altered.

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◾	As Brendan mentioned, we believe that the Senior Credit Fund provides a good case study for how we might take advantage of a lower asset coverage requirement, if shareholders approve our proposal. Since its inception, the SCF has invested approximately $920 million into primarily first lien middle market loans, and has produced a return to GSBD of approximately 13%. Moreover, on a realized basis, the portfolio has produced modest net capital gains over its life, with no non-accruals to date. Over the course of its life, the weighted average yield at cost of the investments in the SCF portfolio has varied between 6.6% and 7.6%, while leverage in the SCF has averaged approximately 1.8x.

◾	While the performance of the SCF provides a good example of our ability to successfully manage portfolios that are more levered but have lower risk, lower yielding assets, our investment strategy, if granted a lower asset coverage requirement, is likely to expand upon the approach we have taken in the SCF. In particular, our strategy would focus on middle market loans that we directly originate. Our experience is that directly originated loans generally have more attractive pricing and terms.

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In connection with the proposal to reduce the Company’s asset coverage limit, the Company has filed a preliminary proxy statement with the SEC. The Company will also file with the SEC a definitive version of the proxy statement that will be sent or provided to stockholders when available. The information contained in the preliminary proxy statement is not complete and may be changed. The Company’s stockholders and other interested persons are advised to read the preliminary proxy statement and, when available, the definitive proxy statement in connection with the Board’s solicitation of proxies for the meeting because they will contain important information about the proposal. Stockholders are able to obtain copies of the preliminary proxy statement and, once available, will also be able to obtain copies of the definitive proxy statement, without charge, at the SEC’s website at www.sec.gov. or by contacting the Company at (800) 621-2550.